Exhibit 99.1

Contact:  Topher Malarkey (206) 373-9047

FOR IMMEDIATE RELEASE

ONVIA RECEIVES NASDAQ NONCOMPLIANCE LETTER

Seattle, WA – May 22, 2002—Onvia.com, Inc. (Nasdaq: ONVI – News) announced today that on May 16, 2002, it received notice from the Nasdaq National Market regarding a deficiency in the Company’s compliance of one of Nasdaq National Market’s continued listing requirements and that, if not remedied, could result in the delisting of the Company’s common stock from the Nasdaq National Market.

In particular, the Company was notified that its common stock has failed to maintain a minimum closing bid price of $1.00 during the 90 day period ending on May 15, 2002, as required by Nasdaq Marketplace Rule 4450, and that its common stock would be delisted if, by May 24, 2002, the Company does not either transfer to be listed on the Nasdaq SmallCap Market or file an appeal to the Nasdaq Listing Qualification Panel.

On May 17, 2002, Onvia filed an appeal before the Nasdaq Listing Qualifications Panel pursuant to Nasdaq Marketplace Rule 4800 Series. Onvia seeks to remain listed on the Nasdaq National Market by instituting a 1-for-10 reverse stock split. The reverse stock split was approved by Onvia’s Board of Directors and will be put in front of Onvia’s shareholders for approval at the Company’s annual meeting on July 11, 2002.

“The 1-for-10 reverse stock split will help us maintain our listing on Nasdaq, and will benefit our shareholders long-term by providing them with a more attractively priced security. Subsequent to the reverse stock split, the Company will retain over $5 per share in cash. Maintaining our Nasdaq listing is a top priority for the Company and for our shareholders,” stated Mike Pickett, chairman and chief executive officer.

In response to Onvia’s appeal request, Nasdaq notified the Company on May 20, 2002 that a hearing has been scheduled for June 20, 2002 to review the impact of Onvia’s proposed 1-for-10 reverse stock split. The Nasdaq Listing Qualifications Panel will render a decision within 45 days of June 20, 2002. No action will be taken regarding the potential delisting of the Company’s common stock until the Panel’s decision.

About Onvia

Onvia.com, Inc. (Nasdaq: ONVI) helps businesses secure government contracts and government agencies find suppliers online. Onvia assists businesses in identifying and responding to bid opportunities from more than 43,000 government purchasing offices in the $600 billion federal, state, and local government marketplace. Onvia also manages the distribution and reporting of requests for proposals and quotes from more than 400 government agencies nationwide. The size and strength of Onvia’s network allows suppliers and agencies to find better matches quickly, saving time and money. For more information, contact Onvia.com, Inc.: 1260 Mercer St., Seattle, WA 98109. Tel: 206/282-5170, fax: 206/373-8961, or visit www.onvia.com.

For investor relations questions, please e-mail InvestorRelations@onvia.com.

This release contains, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding improvement in Onvia’s financial performance, Onvia’s path to profitability, and the progress and benefits of Onvia’s execution of its business plan. Onvia’s actual results could differ materially from those described in the forward-looking statements. We have no current plan to update these statements. Actual results may differ substantially from what we say today and no one should assume at a later date that the forward-looking statements provided herein are still valid.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: an appeal to the Nasdaq Listing Qualification Panel may be denied or prove unsuccessful, and thereby Onvia’s common stock may subsequently be delisted from Nasdaq National Market; Onvia’s common stock may eventually be delisted from Nasdaq National Market even if the appeal to the Nasdaq Listing Qualification Panel is granted; the Nasdaq Listing Qualification Panel may not grant the Company’s request for continued Nasdaq listing; the reverse stock split may not be approved by Onvia’s shareholders; and the reverse stock split may have little or no impact on Onvia’s ability to remain listed with the Nasdaq National Market.

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission (SEC) including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2001 and Onvia’s Proxy Statement filed with the SEC on April 9, 2001.

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